Exhibit 1

10 March 2026

BRITISH AMERICAN TOBACCO p.l.c. (the “Company”)

Notice of Annual General Meeting 2026

The Company announces that it has published its Notice of Annual General Meeting 2026 (the “2026 AGM Notice”) on its website. Ahead of the Annual General Meeting 2026 (the “AGM”) to be held on 15 April 2026, the following documents are being mailed to, and made available to, its shareholders (as applicable) today, 10 March 2026:

1)	2025 Combined Annual and Sustainability Report (including the 2025 Strategic Report) www.bat.com/annualreport
2)	2025 Combined Performance and Sustainability Summary www.bat.com/annualreport
3)	2026 AGM Notice www.bat.com/AGM
4)	Proxy Form
5)	Proxy Form - South Africa
6)	Voting Instruction Form - South Africa

The documents listed above that include a hyperlink are also available on the Company’s website.

In compliance with UK Listing Rules 6.4.1 and 6.4.3, copies of the following documents will shortly be available for inspection via the following link: https://data.fca.org.uk/#/nsm/nationalstoragemechanism:

-	The 2026 AGM Notice;
-	The Forms of Proxy; and
-	The rules of British American Tobacco Sharesave Scheme 2026.

In compliance with JSE requirements and ahead of the AGM, the Company confirms that, in respect of the South Africa Branch Register, the last day to trade is 7 April 2026 and the Record Date is 10 April 2026.

C Worlock
Assistant Secretary

Enquiries:

Media Centre

press_office@bat.com | @BATplc

Investor Relations

Victoria Buxton | IR_team@bat.com